EXHIBIT 99.3

UNITED STATES DISTRICT COURT

SOUTHERN DISTRICT OF CALIFORNIA

UNITED STATES OF AMERICA,	)	Case No. 10 - CR - 02107 - WQH
Plaintiff,	) )
	)	I N F O R M A T I O N
v.	)
ELIZABETH A. DRAGON, Defendant.	) ) ) ) )	Title 18, United States Code, Section 1349 - Conspiracy to Commit Securities Fraud.
)

The United States Attorney charges:

COUNT 1

(Conspiracy to Commit Securities Fraud – 18 U.S.C. § 1349)

At all times material to this Information:

1. Sequenom, Inc. (“Sequenom”) was a biotechnology company headquartered in San Diego, California, with shares of common stock registered with the United States Securities and Exchange Commission (“SEC”) and publicly traded under the ticker symbol “SQNM” on The NASDAQ Global Market. Sequenom publicized its performance through a variety of means, including press releases, conference calls, meetings with investors and securities analysts, scientific conferences, and filings with the SEC.

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2. Defendant ELIZABETH A. DRAGON was Sequenom’s Senior Vice President for Research and Development from May 15, 2006, until September 28, 2009. As a Senior Vice President, DRAGON had responsibility over the Research and Development department at Sequenom in San Diego. In addition to supervising scientists and technicians in the Research and Development department, DRAGON also participated in the dissemination of information about Sequenom to the public, including to securities analysts, investors and others.

3. Sequenom’s business included the design and marketing of molecular diagnostic testing and genetic analyses for a variety of purposes, including biomedical research. Sequenom’s share price was impacted by whether its tests were determined to be reliable and accurate predictors for a large segment of the population. It was material to investors and analysts to know whether Sequenom’s evaluation of its technology was performed in “blinded” tests—that is, whether the scientists conducting the tests were “blind” to the actual outcomes—and whether the number of samples and detection rates were accurately reported. The more reliable and accurate its tests, and the greater the number of people who could be evaluated using its tests, the more likely Sequenom’s revenues would increase and its stock price would appreciate.

4. Beginning in or about 2008, Sequenom announced that it was developing an innovative genetic screening test to detect Down syndrome in a fetus using its proprietary “SEQureDx” technology (hereinafter “the Down syndrome test”). Sequenom described the reliability and accuracy of the Down syndrome test by reference to several measures, including its “specificity” and “sensitivity.” Specificity, which is expressed as a percentage, reflected the ability of the test to avoid falsely detecting the defect in a normal unborn child. If a test resulted in no “false positive” calls (i.e., an incorrect call of Down syndrome, when in fact the fetus did not have the disorder), then its specificity would be 100%. Sensitivity, which is also expressed as a percentage, reflected the ability of the test to accurately detect Down syndrome in an unborn child with the defect. If a test resulted in no “false negative” calls (i.e., an incorrect call of no Down syndrome, when in fact the fetus did have the disorder), then its sensitivity would be 100%.

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5. Sequenom claimed that the Down syndrome test was superior to the currently available Down syndrome screening methods, and could lead to a reduction in the number of women required to undergo invasive diagnostic procedures (such as amniocentesis and chorionic villus sampling). Further, by September 2008, Sequenom claimed that the Down syndrome test had the ability to accurately detect a positive Down syndrome sample as early as the first trimester of pregnancy. In response to these and similar positive public statements about the Down syndrome test, Sequenom’s stock price rose from below $8 per share on June 3, 2008, to just over $25 per share on January 21, 2009.

6. On April 29, 2009, Sequenom issued a press release announcing a substantial delay in the further testing and commercial release of the Down syndrome test. The company contended that “employee mishandling of R&D test data and results” rendered the previously-released results unreliable, and announced an internal investigation. On April 30, 2009, Sequenom’s stock price declined from the previous day’s close of $14.91 per share to less than $4 per share, reducing its market capitalization by approximately $700 million.

Conspiracy to Commit Securities Fraud

7. Beginning in or about 2008, and continuing until April 2009, within the Southern District of California and elsewhere, defendant ELIZABETH A. DRAGON knowingly and wilfully conspired and agreed with others known and unknown to commit an offense—that is, Securities Fraud, by knowingly executing and attempting to execute a scheme and artifice to defraud in connection with a publicly traded security, in violation of Title 18, United States Code, Section 1348.

Purpose of the Conspiracy

8. The purpose of the conspiracy was to inflate and sustain the price of Sequenom stock through the use of false and fraudulent public statements concerning the accuracy and reliability of the Down syndrome test under development. The false public statements disseminated by DRAGON and her co-conspirators included (1) false claims that Sequenom’s tests were blinded; (2) false claims about the number of samples that were tested; (3) false claims about the actual “no-call” rates experienced during the tests; and (4) false claims about the sensitivity and specificity percentages associated with the test results.

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Manner and Means of the Conspiracy

9. It was part of the conspiracy that DRAGON and others would notify scientists evaluating the Down syndrome test of the true outcomes associated with the samples, thereby breaking the blind and rendering the testing less reliable.

10. It was further part of the conspiracy that DRAGON and others would disclose to scientists that their initial test results contained false positives and false negatives, and thereby cause the scientists to alter the test results to conform to the true outcomes.

11. It was further part of the conspiracy that DRAGON and others would direct scientists to change their initial test results, so that the final results would match the samples’ true outcomes.

12. It was further part of the conspiracy that DRAGON and others would alter test data to falsely inflate the number of samples that had been tested, and falsely decrease the percentage of samples that could not be accurately evaluated using the Down syndrome test.

13. It was further part of the conspiracy that DRAGON and others would cause Sequenom to issue public statements and press releases from the company’s headquarters in San Diego, California, falsely claiming that in “blinded” studies the Down syndrome test had demonstrated 100% sensitivity and 100% specificity, falsely claiming that this testing had involved hundreds of samples, and falsely claiming that only a small percentage of samples could not be interpreted using the Down syndrome test.

14. It was further part of the conspiracy that DRAGON and others would repeat these same false and misleading statements at scientific conferences, investor meetings, and briefings with securities analysts in Vancouver, New York, and San Diego.

All in violation of Title 18, United States Code, Section 1349.

DATED: May 27, 2010.

KAREN P. HEWITT United States Attorney

/s/ ERIC J. BESTE
ERIC J. BESTE
Assistant U.S. Attorney

/s/ STEVEN E. STONE
STEVEN E. STONE
Assistant U.S. Attorney

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